UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 1, 2007

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14330	57-1003983
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

9335 Harris Corners Parkway, Suite 300
Charlotte, North Carolina	28269
(Address of Principal Executive Offices)	(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On June 1, 2007, the Board of Directors of Polymer Group, Inc. (the “Company”) approved a plan to consolidate operations of one of its European plants. The plan calls for the closure of the Company’s Neunkirchen, Germany plant, and the subsequent transfer of the business to the Company’s plant in Cuijk, The Netherlands. The Company expects that operations at the German plant will be phased out by the end of fiscal 2007 and that the restructuring activities will be completed by the first half of fiscal 2008. The restructuring reflects the Company’s commitment to reducing its operating costs, enhancing the Company’s competitive position and improving its overall performance.

Total restructuring costs are expected to be within the range of $11.0-$12.0 million.  Of that amount, approximately $3.0 million is related to the non-cash write-off of certain assets and approximately $8.0-$9.0 million is related to cash restructuring charges.  Of the total cash charge, approximately $6.3-$7.0 million is related to employee termination expenses, transition support and site closure costs and $1.7-$2.0 million is related to equipment relocation, facilities and other costs. The above estimates are subject to a number of assumptions (including assumptions regarding the number of employees accepting severance packages and specific timing of the ultimate closure of the plant) and actual results may differ.

This Form 8-K/A is intended to clarify certain elements of the Form 8-K filed by the Company on June 5, 2007.

A copy of the Company’s press release announcing the European plant consolidation is furnished as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

99.1	Press Release dated June 1, 2007 announcing European Plant Consolidation to Improve Profitability

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

/s/ Daniel L. Rikard
Date: June 20, 2007	Daniel L. Rikard
General Counsel and Secretary